Exhibit 10.47

UTStarcom, Inc.

Financial Planning Program

As of January 1, 2009

December 17, 2008

Dear Executive:

As you know, UTStarcom offers its Executives a financial planning program.  Effective January 1, 2009 for Executives hired in 2008 or earlier, UTStarcom will cover up to $5,000 per year of costs incurred by an Executive in obtaining comprehensive financial planning, investment management and tax preparation services to assist you in understanding your financial picture and estate planning and insurance needs.  Covered services include retirement planning, education funding, portfolio risk management, concentrated stock and employee stock option management, 10b5-1 design, income and asset protection, estate planning, philanthropic gifting, and tax preparation.  While we have made special arrangements for these services to be provided by Merrill Lynch, you can use any provider of your choice.

UTStarcom will pay reimbursements and fees for 2008 no later than March 15, 2009, subject to your employment with the Company at the time the expense was incurred.  Thereafter, for expenses up to $5,000 per year incurred in a given calendar year, reimbursement will be made on or before March 15 of the following year.  This benefit will be taxable to you as ordinary income and will not be subject to any off-setting tax gross-up.  The right to reimbursement is subject to your employment with the Company at the time the expense is incurred, and the benefit cannot be exchanged for cash or other in-kind benefit.

Sincerely,

/s/ Mark Green

Mark Green

SVP, Global Human Resources & Real Estate

UTStarcom, Inc.